Exhibit 10.1
FIRST AMENDMENT AGREEMENT
     THIS FIRST AMENDMENT AGREEMENT (this “First Amendment Agreement”) is dated as of September 9, 2005 by and among (i) VALERENT, INC., a Delaware corporation (“Valerent”), (ii) INTERNETWORK EXPERTS, INC., a Delaware corporation (“Internetwork Experts”), (iii) I-SECTOR CORPORATION, a Delaware corporation (“I-Sector”), and (iv) STRATASOFT, INC., a Texas corporation (“Stratasoft;” Valerent, Internetwork Experts, I-Sector, and Stratasoft are referred to herein, individually and collectively, as the case may be, as “Borrower”), and (v) TEXTRON FINANCIAL CORPORATION, a Delaware corporation (”TEXTRON”).
Recitals
     A. Borrower, ISECOLDSUB, INC., a Delaware corporation (“Isecoldsub”), and TEXTRON entered into that certain Loan and Security Agreement, dated September 30, 2004 (as amended prior to the date on which this First Amendment Agreement becomes effective, said Loan and Security Agreement is referred to herein as the “Existing LSA” and, after giving effect to this First Amendment Agreement, as the “Amended LSA” and the Schedule attached to the Existing LSA is referred to herein as the “Existing Schedule” and, after giving effect to this First Amendment Agreement, as the “Amended Schedule”) pursuant to which TEXTRON extended to Borrower a $25,000,000 secured credit facility for floorplan financing.
     B. Borrower has requested TEXTRON (i) to extend to it a multiple advance working capital credit facility in the maximum amount of $4,000,000, (ii) to permit the extension of revolving credit loans up to a maximum sublimit of $10,000,000 on the terms and conditions set forth below under the Existing LSA, and (iii) to make the other changes set forth below to the Existing LSA, the Existing Schedule and the existing Loan Documents (as such term is defined in the Existing LSA; such existing Loan Documents are referred to herein as the “Existing Loan Documents” and, as amended hereby, are referred to herein as the “Amended Loan Documents”).
     C. Isecoldsub has been dissolved and Borrower requests that it be discharged and released from any and all of its obligations under the Existing LSA.
     D. Borrower and TEXTRON have agreed to amend the Existing LSA, the Existing Schedule and the Existing Loan Documents on the terms and conditions as set forth below in this First Amendment Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Definitions. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Existing LSA. The Recitals to this Agreement are fully incorporated herein by this reference thereto.
2. Discharge of Isecoldsub. Isecoldsub is hereby released and discharged from all of its duties and obligations under the Existing LSA and Existing Schedule. The term “Borrower” in the Existing LSA and the Existing Schedule and the other Loan Documents shall exclude Isecoldsub. The name of Isecoldsub on the cover page of the Existing LSA and the cover page of the Existing Schedule is hereby removed and deleted. The Borrowers hereby reconfirm their joint and several obligations under the Existing LSA, the Existing Schedule, the Amended LSA

and the Amended Schedule notwithstanding the discharge and release of Isecoldsub therefrom as provided for herein.
3. New Definitions. The following new or existing definitions are hereby added or amended and restated, as the case may be, to or in respect of Section 1 of the Existing LSA such that the alphabetical ordering of such defined terms is preserved:
          “Deposit Accounts” has the meaning set forth in Section 9-102 of the Code.
          “Earnings Before Taxes, Interest, Depreciation and Amortization” (“EBITDA”) with respect to any period means consolidated net income of Borrower for such period determined in accordance with GAAP plus all income taxes, interest expenses and depreciation and amortization charges and non-cash charges or non-recurring charges previously approved by Textron deducted in the computation thereof.”
          “2005 Facility” means that certain Multiple Loan and Security Agreement between Borrowers and TEXTRON dated as of September 9, 2005, as amended from time to time.
4. Intentionally Omitted.
5. Intentionally Omitted.
6. Existing Schedule — Second Paragraph. The second paragraph on the first page of the Existing Schedule is amended and restated in its entirety as follows:
          The only facility being extended by TEXTRON to the Borrowers hereunder is a Revolving Credit Loan and Floorplan Loan facility as described below. To the extent that any term or provision in the Loan and Security Agreement to which this Schedule is attached is inconsistent with any term or provision in this Schedule, the term or provision in this Schedule shall govern.
7. Existing Schedule — Definition of Eligible Receivables. The definition of “Eligible Receivable” in the Existing Schedule is amended and restated in its entirety as follows:
          “Eligible Receivables” means Receivables arising in the ordinary course of Borrower’s business from the sale of goods or rendition of services, which TEXTRON, in its Permitted Discretion, shall deem eligible based on such considerations as TEXTRON may from time to time deem appropriate. Without limiting the foregoing, (a) no Receivable shall qualify as an Eligible Receivable if (i) the account debtor has failed to pay the Receivable within a period of ninety (90) days after invoice date, to the extent of any amount remaining unpaid after such period; (ii) the account debtor has failed to pay more than the percentage specified below (“Cross-Age Percentage”) of all other outstanding Receivables owed by it to Borrower within ninety (90) days after invoice date in respect thereof; (iii) the account debtor is an Affiliate of Borrower; (iv) the Borrower is not the lawful and unconditional owner of the Receivable; (v) the goods relating thereto are placed on consignment, guaranteed sale, “bill and hold,” “COD” or other terms pursuant to which payment by the account debtor may be conditional; (vi) the account debtor is not located in the United States or Canada, unless the Receivable is supported by a letter of credit, credit insurance, or other form of guaranty or security, in each case in form and substance satisfactory to TEXTRON; (vii) the account debtor is the

United States of America or any state, city, municipality, or other political subdivision thereof, or any department, agency or instrumentality thereof, unless the provisions of the applicable Assignment of Claims Act has been complied with,; (viii) Borrower is or may become liable to the account debtor for goods sold or services rendered by the account debtor to Borrower; (ix) the account debtor’s total obligations to Borrower exceed the percentage specified below (“Concentration Limit”) of all Eligible Receivables, to the extent of such excess; (x) the account debtor disputes liability or makes any claim with respect thereto (up to the amount of such liability or claim), or is subject to any insolvency or bankruptcy proceeding, or becomes insolvent, fails or goes out of a material portion of its business; (xi) the amount thereof consists of late charges or finance charges; (xii) the amount thereof consists of a credit balance more than ninety (90) days after invoice date; (xiii) the face amount thereof exceeds the amount specified below (“Proof of Shipment Threshold”), unless accompanied by evidence of shipment of the goods relating thereto satisfactory to TEXTRON in its Permitted Discretion; (xiv) the invoice in respect of such Receivable constitutes a progress billing on a project not yet completed, except that the final billing at such time as the matter has been completed and delivered to the customer may be deemed an Eligible Receivable and except that any progress or interim billing may be deemed an Eligible Receivable if the customer has agreed in writing to accept and pay specific interim percentage invoices; or (xv) the amount thereof is not yet represented by an invoice or bill issued in the name of the applicable account debtor and (b) no DISD Receivable shall qualify as an Eligible Receivable.

(i)	Cross-Age Percentage:	50%

(ii)	Concentration Limit:	25%

(iii)	Proof of Shipment Threshold:	$100,000 and all invoices dated the last day of each month
8. Existing Schedule — Definition of Minimum Working Capital. The definition of “Minimum Working Capital” in the Existing LSA is amended and restated in its entirety as follows:
          “Minimum Working Capital” at any date means an amount equal to (i) the sum of the amount at which Borrower’s cash, Receivables and Inventory (calculated at the lower of cost or market and determined on a first-in, first-out basis) would be shown on a consolidated balance sheet of Borrower at such date prepared in accordance with GAAP, provided that amounts due from Affiliates shall be excluded therefrom, minus (ii) Adjusted Current Liabilities (as defined below in this definition) at such date determined on a consolidated basis. “Adjusted Current Liabilities” for this definition shall mean at any time the sum of the Credit Loans (as defined in the 2005 Facility), acounts payable, Revolving Credit Loans and Floorplan Loans payable, current portion of long term notes payable, accrued expenses (less Stratasoft warranty reserves), all as would be shown on a consolidated balance sheet of the Borrowers prepared in accordance with GAAP.

9. Existing Schedule — Definition of Total Liabilities. The definition of “Total Liabilities” in the Existing LSA is amended and restated in its entirety as follows:
          “Total Liabilities” at any date means all accounts payable, all short-term and long-term notes payable, loans and bonds (including, without limitation, the Credit Loans (as defined in the 2005 Facility), the Revolving Credit Loans and Floorplan Loans but excluding all Subordinated Debt of Borrower) and all accrued expenses and payables and all payables as a result of discontinued operations, all determined on a consolidated basis in accordance with GAAP.
10. Existing Schedule — Total Facility (Section 2.1): Total Facility (Section 2.1) of the Existing Schedule is amended and restated in its entirety as follows:
          Twenty-Five Million Dollars ($25,000,000), provided that the Total Facility shall never exceed the “Borrowing Limit” as provided for under NEGATIVE COVENANTS (Section 6.2) below and provided that the Total Facility shall be reduced on a dollar-for-dollar basis for all outstanding principal under the 2005 Facility and all Loan Reserves (as defined in the 2005 Facility) under the 2005 Facility.
11. Existing Schedule — Loans (Section 2.2): Loans (Section 2.2) of the Existing Schedule is amended and restated in its entirety as follows:
          Revolving Credit Loans: A working capital revolving line of credit is being extended to Borrower (each loan under such working capital revolving line of credit is referred to, individually, as a “Revolving Credit Loan” and, collectively, as the “Revolving Credit Loans”) in an aggregate outstanding principal amount not to exceed $10,000,000. No individual Revolving Credit Loan shall exceed at the time of the extension thereof the lesser of (a) and (b) below:
               (a) the remainder of (1) $10,000,000, minus (2) the aggregate outstanding principal balance of Revolving Credit Loans previously extended to Borrower together with Loan Reserves minus (3) the Credit Loans (as defined in the 2005 Facility) and Loan Reserves (as defined in the 2005 Facility) under the 2005 Facility; or
               (b) the remainder of (1) the Total Facility, minus (2) the aggregate outstanding principal balance of Floorplan Loans previously extended to Borrower, minus (3) the aggregate outstanding principal balance of Revolving Credit Loans previously extended to Borrower, minus (4) the aggregate amount of all Loan Reserves, minus (5) 100% of the aggregate amount of all open approvals (based on prices to be invoiced to Borrower) given by TEXTRON in its sole discretion to any one or more manufacturers of Floorplanned Inventory other than Cisco Systems, Inc. in respect of the acquisition by Borrower from such manufacturer or manufacturers of Floorplanned Inventory, minus (6) 50% of the aggregate amount of open approvals (based on prices to be invoiced to Borrower) given by TEXTRON in its sole discretion to Cisco Systems, Inc. in respect of the acquisition by Borrower from Cisco Systems, Inc. of Floorplanned Inventory.
          The aggregate principal amount of all Revolving Credit Loans made to or for the benefit of Borrower (including all Loan Reserves) shall not exceed at any time the lesser of (1) $10,000,000 minus the Credit Loans (as defined in the 2005 Facility) and Loan Reserves (as defined in the 2005 Facility) under the 2005 Facility or (2) the Total Facility, minus the aggregate principal amount of all Floorplan Loans made to or for the benefit of Borrower (including the sum of (A) 100% of the aggregate amount of all open approvals (based on prices to be invoiced to Borrower) given by TEXTRON in its sole discretion to any one or more manufacturers of Floorplanned Inventory other than Cisco Systems, Inc. in respect of the acquisition by Borrower from such manufacturer or manufacturers of Floorplanned Inventory, plus (B) 50% of the aggregate amount of all open approvals (based on prices to be invoiced to Borrower) given by TEXTRON in its sole discretion to Cisco Systems, Inc. in respect of the acquisition by Borrower from Cisco Systems, Inc. of Floorplanned Inventory and outstanding at such time).
          The availability of Revolving Credit Loans is subject to Operational Condition No. 6 below.
          Floorplan Loans: A floorplan line of credit is being extended to Borrower consisting of loans against (i) Floorplanned Inventory not constituting DISD Inventory and (ii) Floorplanned Inventory consisting of DISD Inventory that qualifies as Eligible Inventory payable as provided below (collectively “Floorplan Loans”) in an aggregate principal amount not to exceed at any time the Total Facility. No individual Floorplan Loan shall exceed at the time of the extension thereof the lesser of (a) and (b) below:
               (a) one hundred percent (100%) of the manufacturer’s invoice price for the Floorplanned Inventory or Eligible Inventory, as the case may be, in respect thereof; or
               (b) the remainder of (1) the Total Facility, minus (2) the aggregate outstanding principal balance of Floorplan Loans previously extended to Borrower, minus (3) the aggregate outstanding principal balance of Revolving Credit Loans previously extended to Borrower, minus (4) the aggregate amount of all Loan Reserves, minus (5) 100% of the aggregate amount of all open approvals (based on prices to be invoiced to Borrower) given by TEXTRON in its sole discretion to any one or more manufacturers of Floorplanned Inventory other than Cisco Systems, Inc. in respect of the acquisition by Borrower from such manufacturer or manufacturers of Floorplanned Inventory, minus (6) 50% of the aggregate amount of open approvals (based on prices to be invoiced to Borrower) given by TEXTRON in its sole discretion to Cisco Systems, Inc. in respect of the acquisition by Borrower from Cisco Systems, Inc. of Floorplanned Inventory.
          The aggregate principal amount of all Floorplan Loans made to or for the benefit of Borrower (including the sum of (A) 100% of the aggregate amount of all open approvals (based on prices to be invoiced to Borrower) given by TEXTRON in its sole discretion to any one or more manufacturers of Floorplanned Inventory other than Cisco Systems, Inc. in respect of the acquisition by Borrower from such manufacturer or manufacturers of Floorplanned Inventory, plus (B) 50% of the aggregate amount of all open approvals (based on prices to be invoiced to Borrower) given by TEXTRON in its sole discretion to Cisco Systems, Inc. in respect of the acquisition by Borrower from Cisco Systems, Inc. of Floorplanned Inventory and outstanding at such time) shall not exceed at any time the remainder of (1) the Total Facility minus (2) aggregate outstanding principal amount of the Revolving Credit Loans and the Loan Reserves (said remainder is sometimes also referred to herein as the “Maximum Floorplan Amount”).
          Without in any way limiting TEXTRON’s full discretion in granting or not granting approvals to Cisco Systems, Inc., as contemplated above, Borrower acknowledges and agrees that the aggregate amount of all such open approvals will not exceed $20,000,000 unless TEXTRON expressly consents to the same in writing.
          No Floorplan Loans shall be made against Eligible Inventory consisting of DISD Inventory at such time as Borrower’s undertakings in respect of E-rate Year 6 under the Master DISD Contract have been fully performed or if, after giving effect thereto, the Borrowing Limit under NEGATIVE COVENANTS (SECTION 6.2) below would be breached. No Revolving Credit Loans shall be made if, after giving effect thereto, the Borrowing Limit under NEGATIVE COVENANTS (SECTION 6.2) below would be breached. No Revolving Credit Loans will be made against any DISD Receivables. No Floorplan Loans shall be made against Eligible Inventory consisting of DISD Inventory after September 9, 2005.
          The reference in Section 2.3(b) of the Loan and Security Agreement to “approvals given by TEXTRON to a manufacturer or vendor of Floorplanned Inventory” shall have the meaning set forth above with respect to open approvals given to manufacturers other than Cisco Systems, Inc. and open approvals given to Cisco Systems, Inc.
          All collections received on any DISD Receivables on and after the Closing Date shall be applied to the outstanding principal balance of the Credit Loans (as defined in the 2005 Facility), to cash collateralize all Loan Reserves (as defined in the 2005 Facility) under the 2005 Facility and to any other Obligations under the 2005 Facility (other than Obligations arising under this Loan and Security Agreement) and then will be applied to the outstanding Obligations hereunder. All other proceeds of Collateral will be applied first to the outstanding Obligations under and as defined in this Loan and Security Agreement and then to the outstanding Obligations under the 2005 Facility.
12. Existing Schedule — Interest and Fees (Section 2.6 and 2.7): Interest and Fees (Section 2.6 and 2.7) of the Existing Schedule is amended and restated in its entirety as follows:
      Interest Rate:
Revolving Interest Rate. Borrower shall pay TEXTRON interest on the daily outstanding balance of Borrower’s Revolving Credit Loans at a per annum rate one-half of one percentage point (0.50%) in excess of the Base Rate (“Revolving Interest Rate”).
Floorplan Credit Line Interest. Amounts financed under the Floorplan Credit Line in respect of Floorplanned Inventory shall not accrue interest until the expiration of any manufacturer interest free period and thereafter shall bear interest at the per annum rate of one-half (0.5%) percent in excess of the Base Rate until maturity. Interest shall be due and payable on demand and accrued and unpaid interest in respect of each Floorplan Loan shall be due and payable, in any case, on the maturity date thereof. All Floorplan Loans shall mature and be due and payable sixty (60) days from the date made or such earlier date as provided for in Exhibit A to this

Agreement, provided that TEXTRON may increase or decrease such maturity date so as to conform it to TEXTRON’s common due date program of the 1st, 10th and 20th day of each month; in any case, such maturity date may be extended as provided for below or as provided for in Section 2.10(a) of this Agreement. Interest on any amount past due under the Floorplan Credit Line pursuant to Section 2.6(b) shall accrue from the maturity date or any extended maturity date in respect thereof at a per annum rate of four percent (4.0%) in excess of the Base Rate. The Borrower may ask for an extension of any aforesaid maturity date for a maximum of 30 days subject to TEXTRON’s review of Borrower’s collateral reports and its determination, in its PERMITTED DISCRETION, that sufficient collateral coverage exists for any such extension. If TEXTRON shall permit such extension, interest shall accrue on any Obligations in respect of such Floorplan Loan at the rate of two and one-half (2.5%) percent in excess of the Base Rate (on the average daily balance of such Loan) until the extended maturity date with respect thereto. Thereafter, interest shall accrue on such Floorplan Loan at a per annum rate of four percent (4.0%) in excess of the Base Rate.
Floating Rate. In all applications, unless a fixed interest rate is specified, the interest rate chargeable hereunder shall be increased or decreased as the case may be, without notice or demand of any kind, upon the announcement of any change in the Base Rate. Each change in the Base Rate shall be effective immediately. In all applications unless specified otherwise, interest charges and all other fees and charges shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable to TEXTRON in arrears on the first Business Day of each month.
Default Interest Rate on Revolving Credit Loans. Base Rate plus four percentage points (4%).
TEXTRON Right to Vary Terms. From time to time TEXTRON may offer different terms to Borrower after notice with respect to the Revolving Credit Loans and/or Floorplan Loans. Such terms will become effective at the end of any notice period in respect thereof provided by TEXTRON. Borrower will receive from TEXTRON weekly transaction confirmations and monthly statements which will reflect all applicable terms.
      Amount of Fees:
Examination Fee. Borrower shall pay TEXTRON an examination fee equal to the actual fees and costs and expenses accrued by the field examiners (the“Examination Fee”), which shall be deemed fully earned on the date such payment is due.
13. Existing Schedule — Insurance (Section 3.4); States Qualified to be Business (Section 5.1); Existing Locations (Section 5.16): Insurance (Section 3.4) of the Existing Schedule is amended and restated in its entirety as follows:
          Insurance required in the amount equal to the amount of Inventory and other assets listed on the most recent quarterly financial report of Borrower but, to the extent that inventory and asset levels of Borrower exceed such amount (on a consistent basis as determined by TEXTRON in its sole discretion), the insurance shall be increased to amounts sufficient to cover the higher inventory levels.

     States qualified to be business (Section 5.1) of the Existing Schedule is amended and restated in its entirety as follows:
States Qualified to Do Business (Section 5.1):
All Borrowers — Texas
InterNetwork Experts, Inc. — New Mexico, Oregon and Washington
     Locations (Section 5.16) of the Existing Schedule is amended and restated in its entirety as follows:

Locations (Section 5.16):
6401 Southwest Freeway
Houston, TX 77074

1955 Lakeway Drive, Suite 200
Lewisville, TX 75057 (Sales Office)

720 Louisiana Blvd, Suite 301
Albuquerque, NM 87110
2225 Coburg Road
Eugene, Or 97401 (San Antonio, TX Sales Office)

(Austin , TX Sales Office)

(Portland, OR Sales Office)

(Seattle, WA Sales Office)

(Canada Sales Office)
14. Existing Schedule — Affirmative Covenants (Section 6.1): Under Financial Covenants (Section 6.1.13) of Affirmative Covenants (Section 6.1) of the Existing Schedule, the following covenants are amended and restated in their entirety:
Current Ratio. Borrower shall maintain a ratio of Current Assets to Current Liabilities (each determined on a consolidated basis under GAAP) of not less than 1.25 to 1.0 as of the end of each fiscal quarter occurring after the Closing Date except that Borrower shall maintain a ratio of Current Assets to Current Liabilities (each determined on a consolidated basis under GAAP) of not less than 1.15 to 1.0 for, but only for, the fiscal quarter ending on September 30, 2005.
Minimum Tangible Capital Funds. Borrower shall have maintained Tangible Capital Funds of not less than Two Million Two Hundred Thousand Dollars ($2,200,000) as of the end of each fiscal quarter occurring prior to the Closing Date. Borrower shall maintain Tangible Capital Funds of not less than Nine Million Five Hundred Thousand Dollars ($9,500,000) as of the end of each fiscal quarter occurring from and after the Closing Date and prior to September 30, 2005. Borrower shall maintain Tangible Capital Funds of not less than Ten Million Five Hundred Thousand Dollars ($10,500,000) as of the end of each fiscal quarter occurring on and after September 30, 2005.

EBITDA. Borrower shall, for each fiscal quarter ending after the Closing Date and on or prior to September 30, 2005, cause Earnings Before Interest Taxes Depreciation and Amortization determined for such fiscal quarter to exceed $100,000. Borrower shall, for each fiscal quarter ending after September 30, 2005, cause Earnings Before Interest Taxes Depreciation and Amortization determined for such fiscal quarter to exceed $300,000.
The “Minimum Cash on Hand” covenant is deleted.
Accounts. Borrower shall not transfer or move its depository, operating and investment accounts from Amegy Bank National Association without the prior written consent of TEXTRON (which consent will not unreasonably be withheld) and it shall maintain not less than 85% of its cash and other liquid assets in such accounts. Borrower shall deliver account control agreements in form and substance acceptable to Lender from each financial institution at which Borrower maintains an account (including, without limitation, Amegy Bank National Association). As contemplated in Section 2.10(c) of this Agreement, each Borrower will direct and otherwise cause all of its Receivables to be paid into the Blocked Account or pursuant to the Dominion of Funds Agreement referred to below.
15. Existing Schedule — Negative Covenants (Section 6.2): Affiliate Transaction and Borrowing Limit under Negative Covenants (Section 6.2) of the Existing Schedule are amended and restated in its entirety as follows:
         Affiliate Transaction (6.2.12): The Borrower leases office space from Allstar Equites, Inc., a Texas corporation (“Equities”), a company wholly-owned by James Long. The current lease was executed on February 1, 2002, has an expiration date of January 31, 2007 and has rental rates of $37,000 per month.
         Borrowing Limit The aggregate outstanding principal amount of all Credit Loans (as defined in the 2005 Facility), Revolving Credit Loans and Floorplan Loans shall not, at any time, exceed the sum of
               (a) 30% of the aggregate net invoice prices of all Eligible DISD Receivables (as defined in the 2005 Facility), provided that upon the later of the payment in full of all obligations in respect of the 2005 Facility or the termination of the 2005 Facility, this subclause (a) shall be deemed to be $0, plus
               (b) 80% of the aggregate net invoice prices of all Eligible Receivables plus
               (c) (i) for so long as the Borrower is discharging its undertakings in respect of the Master DISD Contract or any DISD Receivable is owing to it, 90% of the invoice price of (1) all Floorplanned Inventory and (2) all DISD Inventory that is Eligible Inventory, provided that the sum of the amounts in clauses (1) and (2) above shall be limited to the lesser of $10,000,000 or 35% of the net invoice prices of all outstanding Eligible Receivables and (ii) after the Borrower has discharged its undertakings in respect of the Master DISD Contract and all DISD Receivables owing to it have been paid, the least of (1) 90% of the invoice price of all Floorplanned Inventory, (2) 35% of the net invoice prices of all outstanding Eligible Receivables and (3) $10,000,000. Borrower shall, within two (2) Business Days of the aggregate outstanding principal amount of the Credit Loans (as defined in the 2005 Facility), Floorplan Loans and Revolving Credit Loans exceeding at any time the aforesaid sum, prepay the Credit Loans, the Floorplan Loans and/or the Revolving Credit Loans in an aggregate principal amount sufficient so that this covenant shall not be violated.
          Clause (x) of the definition of “Floorplan Collateral Coverage Reconciliation” in this Agreement shall be determined as provided for in clause (b) above.
16. Existing Schedule — Default and Remedies (Section 7): Additional Events of Default are added to “Default and Remedies (Section 7)” of the Existing Schedule as set forth below:
          Material Adverse Change. If any DISD Receivables are reduced or disallowed in any amount by the DISD and/or USAC (other than any reductions or disallowances that are made in the ordinary course of business and in amounts and for reasons that are consistent with past Master DISD Contract practices and procedures).
          2005 Facility. Any Event of Default (as defined in the 2005 Facility) shall exist or any event shall exist which, with the lapse of time or giving of notice or both, could become an “Event of Default” under the 2005 Facility.
All Events of Default set forth in the Existing Schedule, as amended hereby, are added to Section 7 of the Existing LSA.
17. Existing Schedule — Term (Section 9.2(a)): Term (Section 9.2(a)) of the Existing Schedule is amended and restated in its entirety as set forth below:
TERM (SECTION 9.2(a)):
Subject to the following paragraphs, the term of this Agreement shall be two (2) years (the “Term”) and shall terminate on September 9, 2007, unless terminated earlier as provided in Section 7 or 9.2 of this Agreement.
The Floorplan Facility set forth in LOANS (Section 2.2) above is fully discretionary on the part of TEXTRON and is not and does not constitute a committed line of credit or other committed facility. TEXTRON may cease making Floorplan Loans hereunder in its sole discretion at any time. All Floorplan Loans will mature hereunder as provided for in INTEREST AND FEES (SECTION 2.6 and 2.7) above. For the avoidance of doubt, if the Floorplan Facility shall have not been previously terminated, as provided above and in this Agreement, it shall terminate at the end of the Term (without the need of any action on the part of TEXTRON or any other Person) and all Obligations in respect of the Floorplan Loans (including, without limitation, all principal, accrued and unpaid interest and fees and expenses) shall immediately become due and payable.
The Revolving Credit Facility set forth in Loans (Section 2.2) above shall terminate at the end of the Term (without the need of any action on the part of TEXTRON or any other Person) and all Obligations in respect of the Revolving Credit Loans (including, without limitation, all principal, accrued and unpaid interest and fees and expenses) shall immediately become due and payable.

18. Existing Schedule — Termination Fee (Section 9.2(d)): Termination Fee (Section 9.2(d)) of the Existing Schedule is amended and restated in its entirety as set forth below:
TERMINATION FEE (Section 9.2 (d)):
Intentionally Omitted.
19. Existing Schedule — Disbursement (Section 9.11): Disbursement (Section 9.11) of the Existing Schedule is amended and restated in its entirety as set forth below:
DISBURSEMENT (SECTION 9.11):
Unless and until Borrower otherwise directs TEXTRON in writing, all Revolving Credit Loans shall be wired to Borrower’s following operating account:
Amegy Bank National Association, Five Post Oak Park, 4400 Post Oak Parkway, Houston, Texas 77027 and deposit account # 0133329.
20. Existing Schedule — Operational Conditions: Operational Conditions of the Existing Schedule are amended and restated in its entirety as set forth below:
                    Operational Conditions

1.	Collateral Audits to be performed every calendar quarter.
2.	Covenants to be monitored on a quarterly basis.
3.	Certificate of Corporate Borrowing Resolution on each of the Borrowers.
4.	First priority broad lien and UCC filing on all Collateral of Borrowers (excluding Stratasoft Patents with respect to which there is a senior secured party).
5.	Evidence of casualty insurance in an amount equal to the inventory and other assets shown on the most recent fiscal quarterly balance sheet with a lenders loss payable endorsement favoring TEXTRON.
6.	No Revolving Credit Loan shall be made unless and until the Borrower, TEXTRON and Amegy Bank National Association have entered into a lockbox agreement (providing for, among other things, the establishment of a post office lockbox and lockbox depository account) and blocked account agreement in respect of the lockbox depository account which are in form and substance satisfactory to TEXTRON.
7.	Said lockbox agreement and said blocked account agreement shall, among other things, provide for the following: Borrower shall not at any time have access to the post office lockbox (only Amegy Bank National Association shall have access to such post office lockbox) and Borrower shall not have access to or the right to remove funds from the lockbox depository account (and Amegy Bank National Association will not deliver such funds to Borrower but rather to TEXTRON pursuant to wire instructions received from TEXTRON).
8.	Subordination of all debt of Borrower held by shareholders (other than shareholders holding publicly traded stock of I-Sector Corporation).

9.	Borrower not to consent to any amendment or modification to Dominion of Funds Agreement made as of June 20, 2005 or Amended and Restated Letter Agreement dated June 20, 2005 without written consent of TEXTRON
10.	All remittances of funds under the Dominion of Funds Agreement to Borrower to be made directly to TEXTRON; any of such funds disgorged by TEXTRON pursuant to Section 12 of said Dominion of Funds Agreement to be promptly reimbursed to TEXTRON by Borrower upon demand therefor.
21. Existing Schedule — Reporting Requirements: Reporting Requirements of the Existing Schedule are amended and restated in its entirety as set forth below:
                    Reporting Requirements

1.	Monthly consolidated internally prepared financial statements within 30 days after each month’s end beginning with the June, 2005 reporting.
2.	Quarterly consolidated prepared financial statements (on Form 10-Q) within 45* days after each fiscal quarter’s end.
3.	Annual projections of monthly income statements, balance sheets and cash flow statements for the following year within 60 days prior to fiscal year’s end and as available as updated during any fiscal year.
4.	Annual CPA audited consolidating and consolidated financial statements (on Form 10-K with annual reports) within 90* days after fiscal year’s end.
5.	All filings with, and correspondence to, SEC by I-Sector Corporation (including, without limitation, all reports on Form 8-K but excluding routine correspondence), including, without limitation, any financial statements, reports, notices, and proxy statements.
6.	Prompt reports of any legal actions pending or threatened against Borrower in which damages equal to or more than $100,000 are claimed or prayed for.
7.	Such other budgets, sales projections, operating plans, Master DISD Contract information or other financial information requested by TEXTRON.
*If I-Sector Corporation qualifies as an “accelerated” filer under applicable SEC rules and regulations so that quarterly and annual reports on Forms 10-Q and 10-K, respectively, are required to be filed sooner than 45 days after each fiscal quarter’s end and sooner than 90 days after each fiscal year’s end, as the case may be, then the 45 days and 90 days set forth above shall automatically become such shorter time periods.
To the extent the foregoing is inconsistent with the reporting requirements under Section 9.1(b) of the Agreement, the foregoing provisions shall govern; otherwise the reporting requirements of Section 9.1(b) shall continue in full force and effect as provided in this Agreement.
22. Existing Schedule — Collateral Reporting and Other Requirements: Collateral Reporting and Other Requirements of the Existing Schedule are amended and restated in its entirety as set forth below:
                    Collateral Reporting and Other Requirements

1.	Weekly collateral reports of Receivables, DISD Receivables, Inventory, DISD Inventory, accounts payable together with a borrowing base certificate showing the calculations set forth in LOANS (SECTION 2.2) and NEGATIVE COVENANTS (SECTION 6.2) — Borrowing Limit above, within 2 days of each week’s end if any Revolving Credit Loans shall be outstanding.
2.	Annual insurance renewals
3.	Continuing program and repurchase agreements with all manufacturers and vendors on basis of 100% repurchase price of new, unopened and unaltered inventory within 180 days after invoice date
                    Other Requirements

1. Borrowers shall have executed and delivered a Secured Revolving Credit Note in the stated principal amount of $10,000,000 to TEXTRON.
23. Conditions To Effectiveness. This First Amendment Agreement shall become effective (the “First Amendment Effective Date”) on the date on which all of the following conditions precedent have either been satisfied in the sole determination of TEXTRON or waived in TEXTRON’s sole determination:
      23.1 This First Amendment Agreement shall have been executed and delivered by Borrower.
      23.2 Borrower shall have executed and delivered to TEXTRON a Secured Revolving Credit Note in form and substance satisfactory to TEXTRON.
      23.3 Borrower shall have executed and delivered to TEXTRON a Certificate of Resolution in form and substance satisfactory to TEXTRON authorizing Borrower to enter into this First Amendment Agreement and the other documents and agreements related thereto.
      23.4 Borrower shall have delivered an Officer’s Certificate in form and substance satisfactory to TEXTRON.
      23.5 No Event of Default shall exist under the Existing LSA or, after giving effect to this First Amendment Agreement, under the Amended LSA.
      23.6 Borrower shall have paid the costs, expenses, and fees described in Section 30 below.
      23.7 De Lage Landen Financial Services shall have executed a participation agreement with TEXTRON in form and substance satisfactory to TEXTRON.
      23.8 All actions taken in connection with the execution of this First Amendment Agreement and all documents and papers relating hereto shall be satisfactory to TEXTRON and its counsel.
      24. Reaffirmation of Representations and Warranties. As an inducement to TEXTRON to enter into this First Amendment Agreement, Borrower represents and warrants to TEXTRON that all of the representations and warranties set forth in the Existing LSA are true and correct on the date hereof as if made on the date hereof.

      25. Additional Representations and Warranties by Borrower. Borrower represents and warrants to TEXTRON that:
            25.1 The execution and delivery by Borrower of this First Amendment Agreement, and the performance by Borrower of its obligations hereunder and under the Amended LSA and Amended Loan Documents, have been duly authorized and approved by all necessary corporate action by Borrower and its respective directors, officers, and stockholders, as the case may be.
            25.2 The execution and delivery by Borrower of this First Amendment Agreement, and the performance by Borrower of its obligations hereunder and under the Amended LSA and the Amended Loan Documents, do not and will not (i) conflict with, (ii) result in any violation of or default (with or without notice or lapse of time or both) under, (iii) give rise to a right of termination, cancellation, or acceleration under, (iv) result in the creation or imposition of any lien, security interest, or other encumbrance under, or (v) result in the loss of a material benefit under or with respect to (1) any provision of the organizational documents of Borrower, (2) any provision of applicable law, (3) any order of any court or other agency of government, or (4) any provision of any indenture, agreement or other instrument to which Borrower is a party or by which any of its properties or assets is bound.
            25.3 This First Amendment Agreement and related documents have been duly executed and delivered by Borrower and this First Amendment Agreement and the Amended LSA and Amended Loan Documents constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms.
            25.4 No Borrower is required to give any notice to, make any filing with, or obtain any authorization, consent, permit, certificate, or approval of any governmental authority or third party in order to consummate or perform the transactions contemplated by this First Amendment Agreement.
            25.5 All liens and security interests granted pursuant to the Existing LSA are first priority, perfected liens and security interests in, to, and against the Collateral.
            25.6 No Event of Default or any event which, with the lapse of time or the giving of notice or both, could become an Event of Default exists.
      26. Existing Loan Documents. All of the Existing Loan Documents are hereby amended and conformed to the amendments and modifications set forth in this First Amendment Agreement without the requirement of any further formal documentation. For the avoidance of doubt, the defined term “Loan Documents” in the Existing LSA shall mean and include this First Amendment Agreement.
      27. Further Assurances.
            27.1 Borrower shall promptly execute and deliver to TEXTRON such further documents, agreements, instruments, certificates, and assurances and take such further action as TEXTRON from time to time may reasonably request in order to carry out the intent and purpose of this First Amendment Agreement and to establish and protect the rights and remedies created or intended to be created in favor of TEXTRON under the Amended LSA and Amended Loan Documents.

            27.2 Without limiting the generality of Section 27.1 above, Borrower shall, upon request of TEXTRON, furnish to TEXTRON such further information, execute and deliver to TEXTRON such documents and instruments and do such other acts and things, as TEXTRON may at any time reasonably request relating to the perfection or protection of the liens and security interests contemplated by this First Amendment Agreement and the Existing LSA, as amended pursuant to this First Amendment Agreement.
      28. No Other Modifications; No Novation. Except as specifically modified by this First Amendment Agreement, the Existing LSA and the other Existing Loan Documents remain unmodified and in full force and effect. Borrower hereby ratifies and confirms all of its obligations, liabilities, and indebtedness under the Existing LSA and the Existing Loan Documents, as amended by this First Amendment Agreement. Nothing contained in this First Amendment Agreement shall be construed to extinguish, release, terminate, discharge, effect a novation of, or otherwise impair any of the obligations, indebtedness, and liabilities of any Borrower under the Existing LSA or the Existing Loan Documents, or any of the liens and security interests created thereby. Each of Valerent, Internetwork Experts, I-Sector, and Stratasoft hereby acknowledges and agrees that all of the obligations and liabilities of each of them, as Borrower, hereunder and under the Amended LSA and Amended Loan Documents are joint and several obligations and liabilities.
      29. Counterparts. This First Amendment Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
      30. Expenses. Borrower shall pay upon demand all costs, expenses, and fees (including, without limitation, attorneys’ fees) incurred by TEXTRON and Amegy Bank National Association, as participant, in connection with the preparation and execution of this First Amendment Agreement and the consummation of the transactions contemplated hereby.
      31. Binding Effect. This First Amendment Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.
      32. Severability. If any provision (or any part of any provision) contained in this First Amendment Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, then such invalidity, illegality, or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this First Amendment Agreement, and this First Amendment Agreement shall be construed as if such invalid, illegal, or unenforceable provision (or part thereof) had never been contained herein, but only to the extent such provision (or part thereof) is invalid, illegal, or unenforceable.
      33. Governing Law. This First Amendment Agreement shall be governed by and construed in accordance with the internal laws of the State of Rhode Island, without giving effect to its conflicts of laws provisions.
      34. Survival. The representations, warranties, and covenants contained in this First Amendment Agreement shall survive the execution and delivery hereof.
      35. Entire Agreement; Amendment; Waiver. The Existing LSA and Existing Loan Documents, as amended pursuant to this First Amendment Agreement and the other documents executed in connection herewith, contain the entire understanding and agreement among the parties hereto with respect to the subject matter thereof, and supersede all prior discussions, understandings, and agreements (whether oral or written) between them with respect hereto and thereto. No amendment to, or modification or waiver of, any of the terms of this First Amendment Agreement shall be valid unless in writing and signed by the party against whom enforcement of such amendment, modification or waiver is sought.

     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment Agreement dated as of September 9, 2005.

Borrower: I-Sector Corporation

By /s/ James H. Long (Seal) Name James H. Long Title Chairman & CEO

(Notary Seal)

Borrower: Internetwork Experts, Inc.

By /s/ James H. Long (Seal) Name James H. Long Title Chairman & CEO

(Notary Seal)

Borrower: Valerent, Inc.

By /s/ James H. Long (Seal) Name James H. Long Title Chairman & CEO

(Notary Seal)

Borrower: STRATASOFT, INC.

By /s/ James H. Long (Seal) Name James H. Long Title Chairman & Secretary
(Notary Seal)

Lender and
Secured Party: TEXTRON FINANCIAL
CORPORATION

By /s/ Keith E. Boudreau (Seal) Name Keith E. Boudreau Title Division President